[Promus Logo]

                                                   PROMUS HOTEL CORPORATION
                                                   755 CROSSOVER LANE
                                                   MEMPHIS, TN 38117

                                 March 15, 1996

To Our Stockholders:

    You are cordially invited to attend the Promus Hotel Corporation Annual Meeting of Stockholders which will be held on Wednesday, April 24, 1996 at 11:00 a.m. at the Embassy Hall, Embassy Suites hotel, 1022 South Shady Grove Road, Memphis, Tennessee. All stockholders of record as of March 1, 1996 are entitled to vote at the Annual Meeting.

    The meeting will be held to elect three Class I directors and ratify the appointment of the Company's independent public accountants for the 1996 calendar year.

    Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the meeting. If you attend the meeting and desire to vote your shares personally, your form of proxy will be withheld from voting upon your request prior to the meeting. You may vote in person even if you have sent in your proxy card.

                                   Sincerely,


                               /s/ Michael D. Rose
                                   Michael D. Rose
                                   Chairman of the Board

                            PROMUS HOTEL CORPORATION

                               NOTICE OF MEETING


    The Annual Meeting of Stockholders of Promus Hotel Corporation will be held at Embassy Hall, Embassy Suites hotel, 1022 South Shady Grove Road, Memphis, Tennessee, on Wednesday, April 24, 1996, at 11:00 a.m., local time, to:

       1. elect three Class I directors;

       2. ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1996 calendar year; and

       3. transact such other business as may properly be brought before the meeting or any adjournments thereof.

    Stockholders of record at the close of business on March 1, 1996 are entitled to vote. The list of stockholders will be available for examination for the ten days prior to the meeting at Promus Hotel Corporation, Corporate Secretary's Office, 755 Crossover Lane, Memphis, Tennessee 38117.

    PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN
THE ENCLOSED ADDRESSED ENVELOPE.

                                          Ralph B. Lake
                                          Secretary

March 15, 1996

                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Promus Hotel Corporation ("Promus" or the "Company") for use at the Annual Meeting of Stockholders to be held on April 24, 1996 at 11:00 a.m., local time, at Embassy Hall, Embassy Suites hotel, 1022 South Shady Grove Road, Memphis, Tennessee, and at any adjournment thereof (the "Annual Meeting").

    The Company's principal executive offices are located at 755 Crossover Lane, Memphis, Tennessee 38117. A copy of the Company's 1995 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card will be first mailed to stockholders on approximately March 21, 1996.

                               VOTING PROCEDURES

    At the Annual Meeting, you will be asked to consider and vote upon (a) the election of Debra J. Fields, C. Warren Neel, and David C. Sullivan as Class I directors on the Company's Board of Directors and (b) the ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company.

    A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to sign, date and return the proxy card in the accompanying envelope, which is postage paid if mailed in the United States.

    You have three choices on each of the matters to be voted upon at the Annual Meeting. As to the election of directors, you may (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line. Concerning the ratification of the Company's independent accountants for 1996, you may, (a) vote "For" the item; (b) vote "Against" the item; or (c) "Abstain" from voting on the item. As discussed below, if you "Abstain" from voting, it will have the effect of a vote "Against" the item if a quorum is present.

    Stockholders may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, or submitting a signed proxy card at the meeting.

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

    You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering a written notice of revocation to the Secretary of the Company, by submitting a later dated proxy, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, constitute revocation of the proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf.

    Each unrevoked proxy card properly signed and received prior to the close of the meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR the election of all director nominees and FOR the approval of the ratification of Arthur Andersen LLP as the Company's independent public accountants for 1996.

    If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention will have the effect of a vote against the matter.

    The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Promus common stock ("Common Stock") outstanding on March 1, 1996 will constitute a quorum.

    For participants in the Company's Employee Stock Ownership Plan, an appointed Plan Trustee will vote any shares held for a participant's account in accordance with the confidential voting instructions returned by the participant. If the instructions are not returned by the participant, the shares held by the Plan for such participant will not be voted.

    The Company's transfer agent, Continental Transfer and Trust Company, will tabulate the votes. A representative of the transfer agent will be appointed as inspector at the Annual Meeting to count all votes and ballots and perform the other duties required of an inspector.

SHARES ENTITLED TO VOTE AND REQUIRED VOTE

    Stockholders of record at the close of business on March 1, 1996 are entitled to vote at the meeting. At that date, 51,380,405 shares of Common Stock were outstanding. The affirmative vote of the holders of a majority of the shares of Common Stock that are represented in person or by proxy at the meeting and entitled to vote is required to approve each matter to be voted on at the meeting. Each share of Common Stock is entitled to one vote.

                               BOARD OF DIRECTORS

GENERAL INFORMATION--ELECTION OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides for a Board of Directors of not less than three and not more than 17 directors and authorizes the Board to determine the number within that range from time to time by the affirmative vote of a majority of the directors then in office. The current Board of Directors consists of 11 directors.

    In accordance with the Certificate of Incorporation, the Company's Board of Directors is divided into three classes with staggered three-year terms. Three Class I directors are to be elected at the 1996 Annual Meeting for a three-year term ending in 1999. Upon recommendation of the Human Resources Committee of the Board of Directors (the "Human Resources Committee"), Debra J. Fields, C. Warren Neel and David C. Sullivan have been nominated by the Board of Directors for election to these Class I positions.

    In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, at this time, that the persons named will be unable or will decline to serve if elected, and each nominee has informed the Company that he or she will serve if elected.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

    Set forth in the following table is the beneficial ownership of Promus Common Stock as of March 6, 1996 for all current directors of the Company, including all nominees to the Board of Directors, the five executive officers of the Company named on page 14, all directors and executive officers as a group, and to the best of the Company's knowledge, beneficial owners of 5% or more of Promus Common Stock.

                                                                              % OF SHARES
                                                                           OUTSTANDING (NET OF
                                                                           TREASURY SHARES) AS
    NAME                                          AMOUNT OF SHARES (A)     OF MARCH 6, 1996
-----------------------------------------------   --------------------    -------------------
U. Bertram Ellis, Jr...........................             1,000                    *
Debra J. Fields................................             1,000                    *
Christopher W. Hart............................             3,100                    *
C. Warren Neel.................................             1,600                    *
Ben C. Peternell...............................           126,089(b)                 *
Michael D. Rose................................           837,305(c)(d)            1.6%
Michael I. Roth................................             6,005                    *
Raymond E. Schultz.............................           173,711                    *
Jay Stein......................................            51,000                    *
David C. Sullivan..............................            54,717                    *
Ronald Terry...................................            49,793(e)                 *
All directors and executive
  officers as a group..........................         1,437,667                  2.8%
Massachusetts Financial Services Company.......         6,441,216(f)              12.5%
  500 Boylston Street
  Boston, MA 02116
The Prudential Insurance Company of America....         5,272,740(g)              10.3%
  Prudential Plaza
  Newark, NJ 07102-3777

------------
* Indicates less than 1%

 (a)  The amounts shown include the following shares that may be acquired within 60 days pursuant to outstanding stock options: Mr. Rose, 126,048 shares; Mr. Schultz, 103,513 shares; Mr. Sullivan 44,280 shares; all directors and executive officers as a group,
      349,714 shares. Shares listed also include shares allocated to accounts under the
      Company's Savings and Retirement Plan as of February 28, 1996.
 (b)  Included in the shares for Mr. Peternell are 325 shares owned by a member of his family, in which shares he disclaims any beneficial interest.
 (c)  Includes 46,850 shares held by a charitable foundation of which Mr. Rose serves as a director. Mr. Rose has shared voting and investment power over these shares, but disclaims any other beneficial interest.
 (d)  Included in the shares for Mr. Rose are 8,646 shares owned by members of his family, in which he disclaims any beneficial interest.
 (e)  Included in the shares for Mr. Terry are 33,793 shares owned by members of his family, in which shares he disclaims any beneficial interest.
 (f)  Massachusetts Financial Services Company ("MFS") is a registered investment adviser and has reported beneficial ownership of the shares listed, which shares are also beneficially owned by certain other non-reporting entities as well as MFS. MFS has sole voting power as to 6,364,841 of the shares listed and no power to vote 76,375 of the shares listed. MFS has sole dispositive power as to the 6,441,216 shares listed. The source of this information is a Schedule 13G filed by MFS with the Securities and
      Exchange Commission and dated February 12, 1996. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1995.
 (g)  The Prudential Insurance Company of America ("Prudential") is an insurance company and registered investment adviser. Of the shares listed, an aggregate of 5,131,575 (97.3%)
      are beneficially owned by Jennison Associates Capital Corp., a wholly-owned subsidiary of Prudential ("Jennison"). Prudential has sole voting power as to 508,525 shares, shared voting power as to 4,095,515 shares, sole dispositive power as to 508,525 and shared dispositive power as to 4,764,215 shares. The source of this information is a
      Schedule 13G filed by Prudential with the Securities and Exchange Commission and dated
      February 14, 1996 and a Schedule 13G filed by Jennison with the Securities and Exchange
      Commission and dated February 7, 1996. Ownership is reported as of December 31, 1995.

                             ELECTION OF DIRECTORS
                      NOMINEES: CLASS I, TERM EXPIRES 1999



[Picture]  DEBRA J. FIELDS
           Ms. Fields, 39, has served as Chairman of the Board of Mrs. Fields, Inc. since 1992 and was President and Chief Executive Officer of that Company from 1991 to 1993. She has been a director of Outback Steakhouse, Inc. since January 1996. Ms. Fields has been a Promus director since June 1995 and serves on the Audit Committee.



[Picture]  C. WARREN NEEL
           Mr. Neel, 57, has acted as the Dean of the College of Business Administration at The University of Tennessee, Knoxville since 1977. He also is a director of Clayton Homes, Inc., O'Charley's, Inc., American HealthCorp., Inc. and Proffitt's, Inc. He has been a Promus director since June 1995 and is a member of the Audit Committee and the Strategic Planning Committee.



[Picture]  DAVID C. SULLIVAN
           Mr. Sullivan, 56, has been Director, Executive Vice President and Chief Operating Officer of Promus since April 1995. From 1993 to 1995, he served as Executive Vice President and Chief Operating Officer of the Hotel Division of The Promus Companies Incorporated. He was Senior Vice President of Development and Operations of Hampton Inn/Homewood Suites Hotel Division from 1991 to 1993. He has been a Promus director since June 1995.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

                     DIRECTORS: CLASS II, TERM EXPIRES 1997



[Picture]  U. BERTRAM ELLIS, JR.
           Mr. Ellis, 42, has served as President, Chief Executive Officer and Director of Ellis Communications, Inc., an owner-operator of television and radio stations since 1993. During the period from 1992 to 1993, Mr. Ellis was President and Chief Executive Officer of American Innovations, Inc., a manufacturer of hairbows which filed a petition under Chapter 11 of the U.S. Bankruptcy Code in 1993. He was President and Chief Executive Officer of Act III Broadcasting, a media consulting firm, from 1986 to 1992. He has been a director of Promus since June 1995 and is a member of the Audit Committee and the Strategic Planning Committee.



[Picture]  MICHAEL I. ROTH
           Mr. Roth, 50, has served as Chairman and Chief Executive Officer of Mutual of New York since 1994 and as a trustee of that company since 1991. He was President and Chief Operating Officer of Mutual of New York from 1991 to 1993. Mr. Roth has served as a director of Pitney Bowes, Inc. since December 1995. He has been a director of Promus since June 1995 and is Chairman of the Audit Committee.



[Picture]  MICHAEL D. ROSE
           Mr. Rose, 54, has served as Chairman of the Board of the Company since April 1995. He previously served as Chairman of the Board of The Promus Companies Incorporated from November 1989 to March 1995 and Chief Executive Officer from November 1989 to April 1994. Mr. Rose also serves as Chairman of the Board of Harrah's Entertainment, Inc. as well as a director of Ashland, Inc., First Tennessee National Corporation, General Mills, Inc. and Darden Restaurants, Inc. He is Chairman of the Executive Committee.



[Picture]  RONALD TERRY
           Mr. Terry, 65, served as Chairman of the Board of First Tennessee National Corporation from 1973 until his retirement as of December 31, 1995. He was Chief Executive Officer of that company from 1973 to April 1994 and President from 1988 to August 1991. He will continue to serve as a director of First Tennessee National Corporation until April 16, 1996. He is currently a director of BellSouth Corporation and AutoZone, Inc. Mr. Terry has been a Promus director since June 1995. He is Chairman of the Human Resources Committee and is a member of the Executive Committee and the Strategic Planning Committee.

                    DIRECTORS: CLASS III, TERM EXPIRES 1998



[Picture]  CHRISTOPHER W. HART
           Mr. Hart, 45, has served as President of Spire Group, Ltd., a management consulting and executive education firm, since March 1990. He has been a Promus director since June 1995 and is a member of the Human Resources Committee.



[Picture]  BEN C. PETERNELL
           Mr. Peternell, 50, is Senior Vice President of Human Resources and Communications of Harrah's Entertainment, Inc. and previously served in that position with The Promus Companies Incorporated beginning in 1989. He has been a director of Promus since June 1995 and is a member of the Executive Committee.



[Picture]  JAY STEIN
           Mr. Stein, 50, has served as Chairman of the Board, Chief Executive Officer and Director of Stein Mart, Inc. since 1990. Mr. Stein is also a director of Barnett Bank of Jacksonville and American Heritage Life Insurance Company. He has been a member of the Board of Directors of Promus since June 1995. He is Chairman of the Strategic Planning Committee and a member of the Human Resources Committee.



[Picture]  RAYMOND E. SCHULTZ
           Mr. Schultz, 62, has been President, Chief Executive Officer and Director of Promus since April 1995. From 1993 to 1995 he served as President and Chief Executive Officer of the Hotel Division of The Promus Companies Incorporated. He was the President and Chief Executive Officer of Hampton Inn/Homewood Suites Hotel Division from 1991 to 1993. He is a member of the Executive Committee.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company are paid an annual retainer fee of $25,000 plus $1,500 for each Board meeting and $1,200 for each committee meeting they attend. Committee chairmen are paid an additional $800 for each committee meeting attended. Effective May 1, 1996, the Company's 1996 Non-Management Directors Stock Incentive Plan ("Stock Plan") requires that one-half of all amounts received as directors' fees be paid in the form of stock of the Company. The Stock Plan also provides that directors may elect to have the other one-half of their directors' fees paid in the form of Company stock and may elect to defer issuance of all shares under the Stock Plan until termination of service as a director. The deferred shares may be taken in a lump sum or in up to ten annual installments.

    Until the Stock Plan becomes effective or in the event a non-management director elects to receive a portion of his or her director's fee in cash, a director may elect to defer receipt of fees pursuant to the Company's Deferred Compensation Plan. Amounts deferred earn interest at a rate equal to the average daily balance multiplied by the average of the prime rates announced by Citibank, N.A. on the first business day of each calendar quarter during the year.

    Management directors may defer the receipt of a portion of their compensation pursuant to the Executive Deferred Compensation Plan ("EDCP"), whereby amounts, while deferred, earn interest at a termination rate or at a retirement rate, both of which rates are approved annually by the Human Resources Committee. The termination rate for 1995 was 8.5% and the retirement rate was 15.5%. For 1996, the termination rate is 8.5% or the prime rate in effect at Citibank N.A., whichever is higher, and the retirement rate has been decreased to 13%. The retirement rate is intended to encourage long-term service. Therefore, only those participants who meet the service requirements of the EDCP will receive interest at the retirement rate. A director generally will receive the retirement rate when he or she retires from the Board.

    In connection with the administration of the EDCP, the Company has purchased company-owned life insurance policies insuring the lives of certain management directors, officers and key employees. In purchasing these life insurance policies, certain assumptions have been made regarding mortality experience, interest rates and policy dividends. The Company expects to recover policy premiums and the net cost of benefits paid under the EDCP through the operation of these insurance contracts. Participants in the EDCP have no rights in the insurance policies. Amounts deferred thereunder may be paid in a lump sum or in installments, as selected by the director when making the deferral election.

    Each non-management director is also provided with travel accident insurance of $500,000 while traveling on behalf of the Company and the opportunity to participate in the Company's standard group health, dental and vision care insurance plans. During 1995, the total cost to the Company for these insurance benefits was $2,478 for three directors who elected to participate in the plans.

    In June 1995 each non-management director was awarded 1,000 shares of restricted stock under the Company's 1995 Restricted Stock Plan, which shares will vest in annual 200 share installments over a five year period.


MEETINGS

    The Board of Directors met three times during 1995. During the year, attendance at Board meetings averaged 96% and attendance at Committee meetings averaged 93%. In 1995, all incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served, except Mr. Roth who attended two meetings of the Board of Directors and one meeting of the Audit Committee.


AUDIT COMMITTEE

    The Audit Committee, which met two times in 1995, (1) recommends annually to the Board of Directors the independent public accountants for the Company and its direct or indirect subsidiaries; (2) meets with the independent public accountants concerning their audit, their evaluation of the Company's financial statements, accounting developments that may affect the Company and their nonaudit services; (3) meets with management and the internal auditors concerning similar matters; and (4) makes recommendations to all of the aforesaid groups that it deems appropriate.


HUMAN RESOURCES COMMITTEE

    The Human Resources Committee acts as the nominating committee of the Board of Directors. The Committee, which met two times during 1995, considers and makes recommendations to the Board of Directors concerning the size and composition of the Board, the number of non-management directors, the qualifications of members and potential nominees for membership, the compensation of directors, membership of committees of the Board and certain administrative matters. The Human Resources Committee considers nominees recommended by stockholders. Detailed resumes of business experience and personal data of potential nominees may be submitted to the Corporate Secretary.

    The Human Resources Committee also approves the annual compensation of corporate officers who are members of the Board of Directors and administers the Company's bonus, restricted stock, stock option and other incentive compensation plans. The Committee also makes various decisions and policy determinations in connection with the Company's Savings and Retirement Plan and Employee Stock Ownership Plan.


EXECUTIVE COMMITTEE

    During the intervals between meetings of the Board of Directors, the Executive Committee, subject to specified limitations, may act on behalf of the Board. Action taken by the Executive Committee is reported to the Board of Directors at its first meeting following such action. Without specific delegated authority, the Executive Committee may not declare dividends, except current quarterly dividends not in excess of those last declared by the Board of Directors and may not increase or decrease the number of directors or appoint new directors. Unless within an overall plan previously approved by the Board of Directors, action taken by the Executive Committee approving a transaction in excess of $50,000,000 is subject to revision or rescission by the Board of Directors at the Board's first meeting following such action. The Executive Committee did not meet during 1995.


STRATEGIC PLANNING COMMITTEE

    The Strategic Planning Committee was established in order to evaluate, review with the Company's management and advise the Board of Directors on any proposals related to the strategic direction of the Company. This committee did not meet during 1995.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Terry, Stein and Hart, all of whom are non-management directors, served as members of the Company's Human Resources Committee, which is the Company's compensation committee, during all of 1995. Mr. Rose, Chairman of the Board of the Company, is a director of First Tennessee National Corporation. Mr. Terry, a Committee member, was Chairman of the Board of First Tennessee National Corporation during 1995 and retired from that position on December 31, 1995.

                    REPORT OF THE HUMAN RESOURCES COMMITTEE
                           ON EXECUTIVE COMPENSATION


HUMAN RESOURCES COMMITTEE

    The Human Resources Committee (referred to in this section of the Proxy Statement as the "Committee") is composed entirely of independent outside directors. The Committee is responsible for approving the compensation of the management directors (Mr. Rose, Mr. Schultz and Mr. Sullivan), reviewing the compensation of other executive officers, including the executive officers named in the Summary Compensation Table on page 14, and approving stock awards, including stock options, for each such officer.


EXECUTIVE COMPENSATION POLICY

    The Company's executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of the Company's stockholders. Under this policy:

       . Salaries are linked to competitive factors and salary increases are based on merit.

       . The annual bonus program is competitively-based and provides incentive compensation based on the Company's annual performance. It also provides stretch bonus opportunities for performance above aggressive targets.

       . Long-term compensation is tied solely and directly to performance of the Company's stock over periods of four to five years.

    These three elements of compensation are intended to deliver substantially above average total compensation to long-term employees if long-term performance is well above average.

    In summary, the Company's executive compensation policy is performance based, with a large portion of executive compensation at risk. This policy not only extends to executive officers but also to key managers and professional staff. There are 218 key employees who currently participate in the Company's Stock Option and Restricted Stock Plans.

    The following discussion describes the basic components of executive compensation in further detail.


CASH COMPENSATION COMPETITIVELY-BASED

    The Company's objective is to provide cash compensation opportunities for executive officers (salary and annual bonus) that are targeted at the median range of the competitive market. The Company, based on its status as a publicly-traded company effective as of July 1, 1995, is in the process of determining the competitive status of the salaries of its executive officers. The Committee will review the competitiveness of the executive officer salaries as a part of total compensation during 1996 and determine what adjustments, if any, are needed. The Committee plans to approve a comparator group of similar companies primarily in service and related industries. The comparator group will not be identical to the peer group included in the performance comparison graph on page 13, although some companies in the peer group may be included in the comparator group. The Company will use the comparator group for comparison purposes in regard to total compensation because the Committee believes that the Company competes for executive talent across the country with a broad range of companies.

SALARY

    Salaries are reviewed each year and merit increases are based primarily on
(1) an executive's achievement of performance objectives and (2) the current salary of the executive within the salary range for his or her grade level. Greater weight is normally given to the achievement of objectives rather than to the executive's current salary level within the range of his or her grade level, although specific weights for each factor have not been established. Salary can be substantially increased if an executive is promoted to a higher position with greater responsibilities.

    The objectives of the Chief Executive Officer are approved annually by the Committee and the full Board. These objectives vary from year to year but in general relate to such matters as ensuring an in-depth and skilled organizational structure to operate and develop the Company's business, positioning the Company for significant growth and achieving the Company's annual business plan and its various financial goals. The Committee's assessment of the Chief Executive Officer's performance is based on a subjective review of such officer's performance against these objectives. Specific weights are not assigned to any particular objective.

    The objectives of the other executive officers are approved by the Chief Executive Officer. These objectives relate to achieving functional goals and financial objectives within the executive's assigned area of responsibility. For example, an objective could relate to completion of a project assigned to that executive's area of responsibility. The Chief Executive Officer's assessment of the performance of the Chief Operating Officer and other executive officers is based on a subjective review of each executive's performance. Specific weights are not given to each objective in this assessment.

    The Committee approves merit salary increases for the Chairman, the Chief Executive Officer and the Chief Operating Officer. The Chief Executive Officer or the Chief Operating Officer approves merit salary increases for the other executive officers and such increases are reviewed by the Committee. In April 1995, Mr. Schultz was promoted to Chief Executive Officer of the Company, and his salary was increased to $310,000. The Committee approved Mr. Schultz's salary as part of his employment agreement. The Chief Executive Officer and the Chairman determined that the Company's excellent performance as well as competitive factors warranted significant merit increases for the other executive officers at the time the Company became a publicly-traded company and many senior executives took on additional responsibilities.


ANNUAL INCENTIVE BONUS

    Each year the Committee assigns corporate bonus objectives for the Company's executive officers that are (1) a targeted level of pre-tax earnings for the Company, (2) a targeted level of development (construction starts) for all of the Company's hotel brands and (3) a targeted percentage of guest satisfaction for all hotel brands of the Company. The current operating income target is the target contained in the Company's annual plan approved by the Board. The target is calculated before interest expense, extraordinary items, property transactions and minority interests.

    A target bonus is established for each executive officer that will result in the payment of a specified percentage of the officer's salary if the bonus objectives are achieved. This percentage of salary increases or decreases on a matrix (the "bonus matrix") in relation to the target objectives. If 100% of the objectives are achieved, the target bonus for the Chairman and Chief Executive Officer is 60% of base salary. For performance above 100% of the operating income objective, additional bonus amounts, up to a maximum of 120% of such executive officer's base salary, can be awarded. For the other executive officers, the target bonus for achieving 100% of the operating income target ranges from 30% to 50% of their base salary. This bonus is increased on a graduated scale to a maximum of 45% to 100% of their base salary.

    After the end of the plan year, the Committee determines the extent to which the targeted objectives have been achieved. A bonus pool for all corporate management employees in the bonus plan is then established by multiplying (1) an amount equal to the specific percentage of salary hypothetically payable to each individual in the plan based on the objectives achieved by (2) each individual's salary. These amounts are then combined to create a corporate bonus pool. If the Committee determines that a minimum operating income target was not achieved, then no bonus pool is established and no bonuses are payable unless an exception were to be approved by the Committee because of unusual circumstances. If an exception were approved, it would be a subjective decision by the Committee. In February 1996, the Committee approved the Company's operating income and performance objectives for the year which included discretionary adjustments in accordance with the provisions of the plan.

    The bonuses payable to the Chief Executive Officer and the Chairman from the bonus pool is the percentage of salary that is payable based solely on the result achieved under the bonus matrix. The bonuses of the other executive officers depend on the percentage of salary payable on the bonus matrix (company performance) as well as an assessment of their achievement of personal objectives (personal performance). The personal objectives for bonuses are the same objectives that are evaluated for purposes of merit salary increases as discussed above. The assessment of personal objectives is a subjective evaluation by the Chief Executive Officer or the Chief Operating Officer. As a result of the assessment of personal objectives, the bonuses of an executive officer (other than the Chairman and the Chief Executive Officer) may be higher or lower than shown on the bonus matrix. However, the total bonus pool established for all corporate employees eligible for the plan cannot be exceeded.

    For 1995, the Committee determined that the Company exceeded each of its performance objectives and thus the bonuses for 1995 performance that were paid to all executive officers were greater than target bonuses. The Chief Executive Officer's bonus was 120% of his salary for 1995.


STOCK AWARDS

    Awards of stock options and restricted stock are specifically approved by the Committee for each executive officer and other plan participants and are granted in the sole discretion of the Committee. Based on an assessment of competitive factors, the Committee determines an award that is suitable for providing an adequate incentive for both performance and retention purposes. Awards are currently granted with a vesting period extending four to five years from the initial grant date. In order to align the interest of senior executives with the interest of stockholders, the Committee's current policy regarding stock awards is to grant stock options exclusively. However, the Committee has reserved the right to grant restricted stock as it deems appropriate.

    Each executive officer is granted a stock option award that will give such officer an estimated dollar value of stock compensation (the difference between the option price and an estimated future market price of the stock) vesting each year which is equal to a specific percentage of the officer's salary. This percentage increases proportionately with the higher grade level of the officer. The Chief Executive Officer's annual stock compensation value is currently targeted at 200% of salary. The dollar value of the award is based on estimated annual increases in the market value of the Common Stock in the future in order to reach the targeted level of compensation. There is no certainty or assurance that such increases will occur. The applicable percentage of salary, as a measure of stock compensation, is determined for each grade level after the Committee reviews the market-level equity incentive awards granted to comparably-ranked executives by a group of service and related general industry companies. The Committee's practice is to approve awards each year for executive officers. This results in stock options being granted annually at new option prices each year. The Committee awarded two stock option grants in 1995. The second stock option grant, given at the time the Company became a publicly-traded company, was intended to replace the stock option grant that would have been given in 1996.

    The amount of a stock option award is not dependent on past corporate performance nor on the amount of options or restricted stock previously granted to the Chief Executive Officer or an executive officer. The actual value of the stock compensation vesting each year is dependent on the market value of the Company's Common Stock. For executive officers, the Company has no other long-term incentive plans under which future awards will be made, so that long-term stock performance is the sole determinant of long-term incentive compensation.


POLICY CONCERNING TAX DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation of the Chief Executive Officer and the four other highest paid executive officers to $1,000,000 per year unless certain requirements are met.

    The Committee's policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to ensure full tax deductibility. However, the Committee reserves the right to approve the payment of non-deductible compensation to its executive officers when the Committee deems such compensation necessary for competitive reasons or to attract or retain a key executive, or where achieving full tax deductibility would be considered disadvantageous to the best interests of the Company. A Key Executive Officer Annual Incentive Plan was approved in 1995 and is intended to ensure that bonuses are tax deductible to the Company.


CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Mr. Schultz's base salary is based on his rights under his employment agreement. Under his agreement, he is entitled to merit salary increases. These merit increases are determined in accordance with the procedures and guidelines described on page 10 in the paragraph titled "Salary." The Company had excellent performance in 1995, exceeding each of its targeted goals established for the Annual Incentive Bonus Plan. Mr. Schultz's bonus for 1995 was based on this performance. Mr. Schultz was awarded stock options in 1995. These options are described in the table on page 15 titled "Options Granted in the Last Fiscal Year" and were awarded in accordance with the Committee's policies as described above.


                                          HUMAN RESOURCES COMMITTEE



                                          RONALD TERRY (Chairman)
                                          JAY STEIN
                                          CHRISTOPHER W. HART

                       PERFORMANCE OF PROMUS COMMON STOCK

    Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock to (a) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), and (b) a group of peer issuers with similar businesses. See Note
(1). The graph assumes the reinvestment of dividends.



                 COMPARISON OF 7 MONTH CUMULATIVE TOTAL RETURN*
               AMONG PROMUS HOTEL CORPORATION, THE S&P 500 INDEX
                                AND A PEER GROUP




                                      [GRAPH]


PROMUS HOTEL CORP.       PEER GROUP             S&P 500
------------------       ----------             -------

 6/95    $100            6/95   $100            6/95   $100
 7/95     112            7/95    103            7/95    103
 8/95      94            8/95    100            8/95    104
 9/95     103            9/95    102            9/95    108
10/95     100           10/95    102           10/95    108
11/95     101           11/95    103           11/95    112
12/95     101           12/95    104           12/95    114
 1/96     114            1/95    115            1/95    118


* $100 Invested on 6/30/95 in Stock or Index - including reinvestment of dividends. Fiscal year ending December 31.

------------

(1) The Peer Group companies consist of Host Marriott Corporation, Hilton Hotels Corporation, La Quinta Inns, Inc., Marriott International, Inc. and Doubletree Corporation.

                             EXECUTIVE COMPENSATION

    The Summary Compensation Table below sets forth certain compensation information concerning the Company's Chief Executive Officer and the four other most highly compensated officers of the Company for the year ended December 31, 1995; information for prior years is omitted in accordance with the rules of the Securities and Exchange Commission. Compensation reflected in the following table includes compensation to the listed individuals as employees of The Promus Companies Incorporated from January 1, 1995 through June 30, 1995 and as employees of the Company from July 1, 1995 through December 31, 1995 except for Mr. Rose, for whom compensation is included as an employee of the Company from July 1, 1995 through December 31, 1995.


                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                        ANNUAL COMPENSATION                             AWARDS
                         --------------------------------------------------    -------------------------
                                                               OTHER           RESTRICTED     SECURITIES
      NAME AND                                                 ANNUAL             STOCK       UNDERLYING       ALL OTHER
 PRINCIPAL POSITION     YEAR    SALARY($)    BONUS($)    COMPENSATION($)(2)    AWARD(S)($)    OPTIONS(#)    COMPENSATION(3)
---------------------   ----    ---------    --------    ------------------    -----------    ----------    ---------------
Raymond E. Schultz...   1995    $ 301,847    $345,601                                            130,945       $ 176,204
 President and Chief
 Executive Officer
Michael D. Rose(1)...   1995      125,000     150,000                                            123,648          99,777
 Chairman of the
 Board
David C. Sullivan....   1995      227,692     224,231                                             78,113          38,009
 Executive Vice
 President, Chief
 Operating Officer
Thomas L. Keltner....   1995      194,038     186,865                                             61,036          16,050
 Senior Vice
 President, Corporate
 Development
Mark C. Wells........   1995      183,308     176,681                                             49,409          10,491
 Senior Vice
 President, Marketing

------------
(1) Mr. Rose entered into an employment agreement with the Company effective as of June 30, 1995, pursuant to which he spends up to 40% of his time in his capacity as Chairman and such other duties as directed by the Board. Accordingly, his salary reflects compensation for the period from July 1, 1995 through December 31, 1995 and his bonus is based on salary during this period. (See "Certain Employment Arrangements")

(2) Amounts of Other Annual Compensation for each individual named above aggregated less than (a) 10% of the total annual salary and bonus for each individual or (b) $50,000 whichever is less. Accordingly, no such amounts are included.

(3) All Other Compensation consists of (a) earnings in excess of market rates on deferred compensation balances and (b) matching contributions to the Promus Savings and Retirement Plan. Such amounts, respectively, were as follows:
    Mr. Schultz, $166,964 and $9,240; Mr. Rose, $99,777 and $0; Mr. Sullivan, $28,769 and $9,240; Mr. Keltner, $7,318 and $8,732; and Mr. Wells, $1,251
    and $9,240.

    The following table sets forth certain information regarding grants of stock options made to the executive officers named in the Summary Compensation Table during 1995, including information as to the potential realizable value of such options at assumed annual rates of stock price appreciation for the ten year option terms. Additional information is provided concerning this potential realizable value for all optionees receiving option grants in 1995 and for all Promus stockholders.

                                        OPTIONS GRANTED IN THE LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                         --------------------------------------------------------       POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF      % OF TOTAL                                        ASSUMED ANNUAL RATES OF
                         SECURITIES       OPTIONS                                         STOCK PRICE APPRECIATION
                         UNDERLYING      GRANTED TO     EXERCISE OR                         OVER OPTION TERM (1)
                           OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION    -----------------------------------
   NAME                  GRANTED (3)    FISCAL YEAR       ($/SH.)         DATE       0%         5%              10%
----------------------   -----------    ------------    -----------    ----------    ---    -----------    -------------
Raymond E. Schultz....        30,040          2.4%       $ 19.4500       1/06/05     $--    $   367,449    $     931,189
                              30,040          2.4%         25.6300       6/16/05     --         484,202        1,227,062
                              70,865          5.7%         24.5625       1/06/06     --       1,094,668        3,225,575
Michael D. Rose.......        33,249          2.7%         19.4500       1/06/05     --         406,702        1,030,662
                              33,249          2.7%         25.6300       6/16/05     --         535,926        1,358,142
                              57,150          4.6%         24.5625       1/06/06     --         882,809        2,601,307
David C. Sullivan.....        18,024          1.5%         19.4500       1/06/05     --         220,470          558,713
                              18,024          1.5%         25.6300       6/16/05     --         290,521          736,237
                              42,065          3.4%         24.5625       1/06/06     --         649,787        1,914,680
Thomas L. Keltner.....        13,518          1.1%         19.4500       1/06/05     --         165,352          419,035
                              13,518          1.1%         25.6300       6/16/05     --         217,891          552,178
                              34,000          2.8%         24.5625       1/06/06     --         525,206        1,547,584
Mark C. Wells.........        12,017          1.0%         19.4500       1/06/05     --         146,992          372,506
                              12,017          1.0%         25.6300       6/16/05     --         193,697          490,866
                              25,375          2.1%         24.5625       1/06/06     --         391,973        1,154,998
All Stockholders(2)...        n/a           n/a             n/a            n/a        --     749,818,424    1,900,187,104
All Optionees.........     1,233,494       100.00%       $ 23.88(4)      various     --      18,524,617       46,945,018
All Optionees as a %
 of All Stockholders
 Gain.................       n/a           n/a             n/a            n/a        n/a           2.47%            2.47%


------------
(1) The dollar amounts under these columns are the result of calculations at zero percent, five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. In the above table, the Company did not use an alternative formula for a grant valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) These amounts represent the appreciated value which holders of Common Stock would receive at the hypothetical zero, five and ten percent rates based on the market value of Common Stock outstanding at or near the option grant dates.

(3) Employees vest in the right to exercise these options over a four-year period. In general, major option awards are granted once a year. Options may also be granted at other times at the discretion of the Human Resources Committee based on promotions or similar reasons. See "Report of the Human Resources Committee on Executive Compensation" and "Stock Awards" in this Proxy Statement for more information concerning stock option awards.

(4) Represents average exercise price of options granted to all optionees.

    The following table sets forth certain information concerning stock option exercises during 1995 by the executive officers named in the Summary Compensation Table.

                                   AGGREGATED OPTION EXERCISES IN 1995 AND
                                       DECEMBER 31, 1995 OPTION VALUES

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED,
                                                                           OPTIONS HELD AT            IN-THE-MONEY OPTIONS
                                          SHARES                          DECEMBER 31, 1995        AT DECEMBER 31, 1995($)(1)
                                         ACQUIRED         VALUE      ---------------------------   ---------------------------
                NAME                  ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------  --------------   -----------   -----------   -------------   -----------   -------------
Raymond E. Schultz..................     --              --             37,496        204,130       $ 586,305     $   901,753
Michael D. Rose.....................     --              --             63,617        243,244         991,279       1,534,274
David C. Sullivan...................     --              --             19,433        122,021         256,944         412,393
Thomas L. Keltner...................     --              --              1,723         71,459          --              37,851
Mark C. Wells.......................     --              --              6,162         64,902          94,095         152,392

------------
(1) Amount represents the difference between the aggregated option price of unexercised options and a $22.25 market price on December 29, 1995, which was the closing price of the Common Stock on the last trading day of 1995.

                        CERTAIN EMPLOYMENT ARRANGEMENTS

    The Board of Directors elected Mr. Schultz Chief Executive Officer of the Company effective July 1, 1995. Mr. Schultz also serves as President. Pursuant to an employment agreement with Mr. Schultz, the Company has agreed to employ Mr. Schultz as Chief Executive Officer of the Company from July 1, 1995 until December 31, 1999 at an annual salary of $310,000, subject to merit increases as may be approved by the Human Resources Committee. During the term of his employment agreement, Mr. Schultz will continue to be eligible for his current benefits, including eligibility for bonus compensation and long-term incentive compensation in the form of stock options and restricted stock awards as may be approved by the Human Resources Committee. The Board reserves the right to terminate the employment agreement with or without cause and Mr. Schultz has the right to resign with good reason (as defined). If the agreement is terminated without cause or if he resigns for good reason, Mr. Schultz will receive two years' salary continuation and his stock options and any shares of restricted stock will continue in force during this period of time for vesting purposes. If the agreement is terminated for cause or if he resigns without good reason as such term is defined in the agreement prior to June 30, 1997, his unvested options and any shares of restricted stock will be cancelled and his salary will end. If Mr. Schultz retires after June 30, 1997, but prior to December 31, 1999, any stock options and shares of restricted stock scheduled to vest during the two years after the date of retirement shall vest immediately upon the date of retirement. If he retires after December 31, 1999, all unvested stock options and shares of restricted stock shall vest immediately upon the date of retirement. He will be entitled to the retirement rate for his account under the Executive Deferred Compensation Plan if he is terminated without cause or if he resigns for good reason. If a change in control were to occur during his employment agreement and his employment terminated voluntarily or involuntarily within two years after the change in control, Mr. Schultz would be entitled to receive the severance payments under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement.

    After the termination of his employment with the Company, Mr. Schultz will be entitled to receive group insurance benefits at the Company's cost for his lifetime similar to the benefits provided to any retired management directors of the Company. Mr. Schultz's employment agreement provides for a non-competition covenant for a period of two years following termination of employment.

    The Board of Directors approved an employment agreement with Mr. Rose, whereby the Company agreed to employ Mr. Rose as Chairman of the Board, subject to his election to the Board of Directors, from June 30, 1995 until June 30, 2000. Mr. Rose receives an annual salary of $250,000, subject to merit increases as may be approved by the Human Resources Committee and spends up to 40% of his time in his capacity as Chairman and such other duties as directed by the Board. The agreement can be extended on a year to year basis after June 30, 2000, pursuant to mutual agreement. At any time on or after April 30, 1996, Mr. Rose may voluntarily retire by giving the Company three months prior written notice of the effective date of such retirement. During the term of his employment agreement, Mr. Rose will continue to be eligible to participate in incentive compensation programs in the form of stock options and restricted stock awards as may be approved by the Human Resources Committee and to receive his current employee benefits. The Board reserves the right to terminate the employment agreement at any time with or without cause and Mr. Rose may resign for good reason (as defined). If the agreement is terminated by the Board without cause or if he resigns for good reason, his unvested stock options and any unvested shares of restricted stock held by him will vest at that time and he will continue to be employed as a consultant for two years or until June 30, 2000, whichever first occurs. If the agreement is terminated for cause or if he resigns without good reason, his unvested stock options and any unvested shares of restricted stock held by him will be cancelled and his salary will end. The agreement further provides that such options will vest if he retires on or after April 30, 1996. If a change in control were to occur during the term of his employment agreement and his employment terminated voluntarily or involuntarily within two years after the change in control, Mr. Rose would be entitled to receive the severance payments under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement.

    The Company has entered into severance agreements with certain corporate officers including each of the executive officers named on page 14. Each severance agreement provides for a compensation payment of 2.99 times the average "annual compensation" paid to such officer for the five preceding calendar years (the "Compensation Payment"), as well as accelerated payment or accelerated vesting of any compensation or awards payable to such officer under any incentive plan of the Company if the officer is terminated subsequent to a change in control of the Company, as defined in the severance agreements (the "Accelerated Payments") (collectively, the "Severance Payments"), with certain exceptions described below. With respect to restricted stock and stock options, such stock awards vest automatically upon a change of control. The "annual compensation" for purposes of determining the Compensation Payment under the severance agreement excludes restricted stock vestings and compensation or dividends related to restricted stock or stock options. A change in control is defined to occur whenever: (1) any person becomes the beneficial owner of 25% or more of the Company's then outstanding voting securities regardless of comparative voting power of such securities, (2) within a two-year period, members of the Board of Directors at the beginning of such period and approved successors no longer constitute a majority of such Board, or (3) holders of securities entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

    The officers are not entitled to the Compensation Payments subsequent to a change in control if their termination is (1) by the Company for cause (as defined), (2) a result of retirement or disability, or, except for Mr. Rose and Mr. Schultz, (3) voluntarily and not for good reason (as defined). In the event that an executive officer becomes entitled to Severance Payments, which are subject to taxation under Section 4999 (the "Excise Tax") of the Internal Revenue Code, the severance payments provide that the Company shall pay the officer an additional amount (the "Gross-Up Payment") such that the net amount retained by the officer after deduction of any Excise Tax on the Severance Payments and all Excise Tax and other taxes on the Gross-Up Payment shall equal the initial Severance Payments, subject to certain exceptions.

    Mr. Rose and Mr. Schultz are entitled to the Compensation Payments if, after a change in control of the Company, such executive's employment terminates involuntarily or he resigns. The other executive officers are entitled to the Compensation Payments subsequent to a change in control of the Company if the executive's employment is terminated involuntarily or if the executive resigns with good reason (as defined).

    In addition, the severance agreements each provide that in the event of a potential change in control of the Company (as defined below): (1) the Company will deposit in escrow a sum of money sufficient to fund the Severance Payments in the event of a change in control of the Company, and (2) each executive officer will agree to remain in the employ of the Company for a certain period of time. A potential change in control of the Company is defined to occur whenever (1) the Company enters into an agreement which would result in a change in control of the Company, (2) any person publicly announces an intention to take action that would result in a change of control of the Company, (3) any person, other than the trustee of an employee benefit plan of the Company, who is or becomes a beneficial owner of 9.5% of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage previously owned on the date of the severance agreement, or (4) the Board adopts a resolution to the effect that a potential change in control of the Company has occurred.

    Each severance agreement has a term of one calendar year and is renewed automatically each year starting January 1 unless the Company gives notice of the non-renewal of any such agreement by the preceding September 30. Each severance agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred.

    The Compensation Payments and Accelerated Payments, respectively, that would have been payable to the executive officers named on page 14 on January 1, 1996, if a change in control occurred and if such executives had been terminated as of that date would have been approximately: Mr. Schultz, $1,340,052 and $1,488,058; Mr. Rose, $2,510,098 and $2,525,553; Mr. Sullivan, $958,471 and $669,337; Mr.
Keltner, $1,064,216 and $44,659; and Mr. Wells, $708,003 and $266,512. Such
Accelerated Payments include the value of any unvested restricted stock, valued as of December 31, 1995, and any unvested stock options that would accelerate upon a change in control.

    The Company's executive officers participate in the Executive Deferred Compensation Plan which provides for two alternative interest rates, a termination rate and a retirement rate. See "Compensation of Directors" for more information concerning these rates. In the event of a change in control, as defined in the Executive Deferred Compensation Plan, a participant who is not yet entitled to the retirement rate will receive such rate if his employment is terminated within a 24 month period after the change in control. Consequently, if a change in control as defined in the Plan were to occur, these executive officers will be entitled to such rate on their Executive Deferred Compensation Plan account balances if their employment were to terminate within 24 months after the change in control.

    The Company has established an escrow fund and has deposited insurance policies and cash proceeds received from insurance policies into the escrow fund. This escrow fund assures the payment of benefits, as they accrue, to, among others, the executive officers which will be payable under the Executive Deferred Compensation Plan. Upon occurrence of a potential change in control of the Company, the Company also will place into this escrow fund the severance payments which become payable to the executive officers and certain other executives only following a change in control. The Company intends to increase the escrow fund, if necessary, to assure payment of future deferrals and also has the right to increase the escrow fund to pay premiums on the insurance policies and interest on policy loans. The escrow fund is subject to the claims of the Company's creditors in the case of the Company's insolvency or bankruptcy.


                              CERTAIN TRANSACTIONS

    Mr. Rose, Chairman of the Board of the Company, is also Chairman of the Board of Harrah's Entertainment, Inc. (formerly known as The Promus Companies Incorporated), the Company's former parent ("Parent") and Mr. Peternell is an executive officer of Parent. The Company and Parent have entered into a series of agreements that govern certain of the ongoing relationships between them and provide mechanisms for an orderly transition of the Company from a wholly-owned, indirect subsidiary of Parent to a stand-alone, publicly-traded company. The Company believes that the agreements contain terms generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties (although comparisons are difficult with respect to certain agreements that relate to the specific circumstances of the distribution). In some cases (such as the Distribution Agreement and the Tax Sharing Agreement, each as hereinafter defined) the agreements are comparable to those used by other companies in similar transactions.

    Prior to the Distribution Date, the Company and Parent entered into a Distribution Agreement (the "Distribution Agreement"), that provided for, among other things, (1) the transfer to the Company by the Parent of certain assets, liabilities and subsidiaries relating principally to the hotel business, and (2) the division of certain liabilities between Parent and the Company.

    Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate financial responsibility for the liabilities arising out of or in connection with the hotel business to the Company and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the casino business to Parent and its retained subsidiaries. The agreements executed in connection with the Distribution Agreement also limit the Company's ability to make certain material dispositions of its assets, engage in certain repurchases of its capital stock or cease the active conduct of its business.

    On the Distribution Date, Parent and the Company entered into an employee benefits allocation agreement, pursuant to which the Company generally assumed or retained, as the case may be, all liabilities under employee benefits plans of the Parent with respect to employees of the Company or any of its subsidiaries. The Company and Parent have also entered into a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Parent's business for tax years prior to the Distribution and with respect to certain tax attributes of Parent after the Distribution. In addition, the Company and Parent have entered into a noncompetition agreement and several information technology and other resource sharing agreements.

    Total net payments by the Company to Parent under the above-described agreements for the year ended December 31, 1995 were approximately $772,000.

    Mr. Terry, a director of the Company, retired as Chairman of First
Tennessee National Corporation, the parent company of First Tennessee Bank National Association ("First Tennessee") on December 31, 1995. First Tennessee is one of the lending banks under a loan agreement which the Company has with several banks (the "Bank Facility"). Pursuant to the Bank Facility, First Tennessee has committed to loan to the Company's subsidiary, Promus Hotels, Inc., $15,000,000, representing a 4.28% share of the total commitment covered by the Bank Facility. As of December 31, 1995, $7,735,714 had been funded and $511,778 had been provided in the form of unfunded letters of credit. In connection with this commitment, First Tennessee received fees of $236,175 during the period from July 1, 1995 to December 31, 1995. The total discount received by First Tennessee in connection with credit card merchant processing for the Company and its subsidiaries in 1995 was $4,087,345.


                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee and subject to ratification by the stockholders, has appointed Arthur Andersen LLP as the Company's independent public accountants for the 1996 calendar year. Arthur Andersen LLP served as the Company's independent public accountants in 1995. A representative of Arthur Andersen LLP will be present at the meeting and will be given an opportunity to make a statement and answer questions. If the appointment is not ratified or if Arthur Andersen LLP becomes incapable of serving in this capacity, or if their employment is terminated, the Board will appoint independent public accountants whose continued employment after the Annual Meeting in 1997 shall be subject to ratification by the stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1996 AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THEM UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.


                               OTHER INFORMATION

    The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.


COST OF SOLICITATION

    The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. The Company has retained D.F. King and Co. to assist in the solicitation of proxies with respect to shares of Promus Common Stock held of record by brokers, nominees and institutions. The estimated cost of the services of D.F. King is $10,000 plus expenses.


STOCKHOLDER PROPOSALS

    For any proposal to be considered for inclusion in the Company's Proxy Statement and form of proxy for presentation at the 1997 Annual Meeting of Stockholders, it must be received at the Company's principal executive offices on or before November 14, 1996.




                                          By Direction of the Board of Directors




                                          /s/ Ralph B. Lake
                                          RALPH B. LAKE
                                          Secretary



Memphis, Tennessee
March 15, 1996

    The following trademarks used in this document are owned by Promus Hotel Corporation, its direct or indirect subsidiaries, or affiliates: Promus(R), Embassy Suites(R), Hampton Inn(R), Hampton Inn(R) Suites(sm) and Homewood Suites(R).

                                     [PROMUS LOGO]


[Embassy Suites Logo]
[Hampton Inn Logo]
[Hampton Inn & Suites Logo]
[Homewood Suites Logo]

                            PROMUS HOTEL CORPORATION

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR
                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 24, 1996


   The undersigned stockholder of Promus Hotel Corporation hereby appoints Michael D. Rose, Raymond E. Schultz and Ralph B. Lake or any one of them, true and lawful proxies and attorneys, with full power of substitution to each, for, and in the name, place and stead of the undersigned, and with all the powers the undersigned would possess if present, to vote all stock of the undersigned in the Company at the Annual Meeting of Stockholders to be held on April 24, 1996, and any adjournment thereof. This Proxy also constitutes confidential voting instructions for the use of participants in the Company's Employee Stock Ownership Plan.


   THE SHARES REPRESENTED BY THIS SIGNED PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON THE REVERSE SIDE AND SUCH AUTHORITY IS HEREBY GRANTED. IF A CHOICE IS NOT SPECIFIED, SUCH SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THE PROXY'S DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING, AND AUTHORITY IS HEREBY GRANTED TO DO SO. MANAGEMENT RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES AND FOR APPROVAL OF RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.


   The undersigned hereby acknowledges receipt of the notice for the Annual Meeting, Proxy Statement and Annual Report to Stockholders.


              (CONTINUED AND TO BE SIGNED AND DATED ON OTHER SIDE)

The Board of Directors recommends a vote FOR all nominees and FOR the other matters presented.

1. Election of Directors for Class 1

 NOMINEES: Debra J. Fields, C. Warren Neel and David C.Sullivan      / / FOR      / / WITHHELD      / / EXCEPTIONS*

  *Exceptions .........................................

   (Instructions: To vote your shares for all Director nominees, mark the "For" box. To withhold your vote for all nominees, mark the "Withheld" box. To withhold authority to vote for a particular nominee, mark the "Exceptions" box and write the name(s) of the exception(s) in the space provided. IF AUTHORITY TO VOTE FOR ANY NOMINEE IS NOT WITHHELD, THIS SIGNED PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE NOMINEE.
________________________________________________________________________________

2. Ratification of Arthur Andersen LLP as the Company's independent public accountants for the 1996 calendar year.

    / / FOR         / / AGAINST         / / ABSTAIN

3. In their discretion, to act upon such other matters as may properly come before the meeting or any adjournment thereof.

                                                    Please sign the Proxy as
                                                    your name appears  hereon.
  Address Change Comments                           When signing as attorney,
If you have noted either an                         executor, administrator,
Address Change or made                              trustee or guardian, please
Comments on the reverse side of                     give title. All joint owners
this card, mark here.                               should sign.
----------------------------                        DATE _______________________
Address Change                                      SIGNATURE __________________
and or Comments Mark Here / /                       ____________________________


Please mark boxes
(x) in Black or Blue ink. / /

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                            PROMUS HOTEL CORPORATION


     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR

                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 24, 1996

   The undersigned stockholder of Promus Hotel Corporation hereby appoints Michael D. Rose, Raymond E. Schultz and Ralph B. Lake or any one of them, true and lawful proxies and attorneys, with full power of substitution to each, for, and in the name, place and stead of the undersigned, and with all the powers the undersigned would possess if present, to vote all stock of the undersigned in the Company at the Annual Meeting of Stockholders to be held on April 24, 1996, and any adjournment thereof.

   THE SHARES REPRESENTED BY THIS SIGNED PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON THE REVERSE SIDE AND SUCH AUTHORITY IS HEREBY GRANTED. IF A CHOICE IS NOT SPECIFIED, SUCH SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THE PROXY'S DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING, AND AUTHORITY IS HEREBY GRANTED TO DO SO. MANAGEMENT RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES AND FOR APPROVAL OF RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

   The undersigned hereby acknowledges receipt of the notice for the Annual Meeting, Proxy Statement and Annual Report to Stockholders.

              (CONTINUED AND TO BE SIGNED AND DATED ON OTHER SIDE)

 NOMINEES: Debra J. Fields, C. Warren Neel and David C.Sullivan      / / FOR      / / WITHHELD      / / EXCEPTIONS*

  *Exceptions .........................................

   (Instructions: To vote your shares for all Director nominees, mark the "For" box. To withhold your vote for all nominees, mark the "Withheld" box. To withhold authority to vote for a particular nominee, mark the "Exceptions" box and write the name(s) of the exception(s) in the space provided. IF AUTHORITY TO VOTE FOR ANY NOMINEE IS NOT WITHHELD, THIS SIGNED PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE NOMINEE.
________________________________________________________________________________

2. Ratification of Arthur Andersen LLP as the Company's independent public accountants for the 1996 calendar year.

    / / FOR         / / AGAINST         / / ABSTAIN

3. In their discretion, to act upon such other matters as may properly come before the meeting or any adjournment thereof.

                                                    Please sign the Proxy as
                                                    your name appears  hereon.
  Address Change Comments                           When signing as attorney,
If you have noted either an                         executor, administrator,
Address Change or made                              trustee or guardian, please
Comments on the reverse side of                     give title. All joint owners
this card, mark here.                               should sign.
----------------------------                        DATE _______________________
Address Change                                      SIGNATURE __________________
and or Comments Mark Here / /                       ____________________________


Please mark boxes
(x) in Black or Blue ink. / /

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.